Exhibit 99.1

Personalis Reports Preliminary Fourth Quarter 2020 Revenue

MENLO PARK, Calif. – January 11, 2021 – Personalis, Inc. (Nasdaq: PSNL), a leader in advanced genomics for population sequencing and cancer, today reported unaudited preliminary revenue for the fourth quarter and full year ended December 31, 2020.

Personalis estimates revenue of approximately $20.2 million for the fourth quarter of 2020 compared with $18.2 million in the fourth quarter of 2019, representing an increase of 11%.  For the full year 2020, revenue is estimated to be approximately $78.6 million compared with $65.2 million for 2019, representing an increase of 21%.

Fourth Quarter Highlights

•	Preliminary revenue from biopharma and all other customers of an estimated $7.6 million in the fourth quarter of 2020 compared with $4.4 million in the fourth quarter of 2019, a 73% increase

•

Preliminary revenue from the U.S. Department of Veterans Affairs Million Veterans Program (VA MVP) of an estimated $12.6 million in the fourth quarter of 2020 compared with $13.8 million in the fourth quarter of 2019, a decrease of 9%

•	Preliminary cash, cash equivalents, and short-term investments were estimated to be $203 million as of December 31, 2020

•	A total of 45 customers have placed orders for NeXT as of December 31, 2020, with 6 of those customers placing their first orders in the fourth quarter of 2020

•	Achieved milestone of completing more than 100,000 whole human genomes sequenced under the VA MVP contract

•	Launch of SHERPA™ and NEOPS™ (neoantigen prediction capability) in the fourth quarter of 2020

“I’m proud to say that we were able to report record revenue once again this quarter and achieved our first $20 million revenue quarter, despite the impact from the COVID-19 pandemic.  Biopharma revenue was strong and customer orders were once again above revenue reported,” said John West, Chief Executive Officer. “In addition, we have several customers that have placed orders for our liquid biopsy offering, which we expect will be an important driver of growth in the future.”

The above information is preliminary and subject to Personalis’ normal quarter and year-end accounting procedures and external audit by the company's independent registered public accounting firm.

Webcast and Conference Call Information

Personalis will issue a press release with final financial results and host a conference call to discuss the fourth quarter and full year 2020 financial results after market close on Thursday, February 25, 2021 at 2:00 p.m. Pacific Time / 5:00

p.m. Eastern Time. The conference call can be accessed live over the phone by dialing (866) 220-8061 for U.S. callers or (470) 495-9168 for international callers, using the conference ID: 5065084. The live webinar can be accessed at https://investors.personalis.com.

About Personalis, Inc.

Personalis, Inc. is a leader in population sequencing and cancer genomics company, with a focus on data, scale, efficiency and quality. Personalis operates one of the largest sequencing operations globally and is currently the sole sequencing provider to the VA MVP. In oncology, Personalis is transforming the development of next-generation therapies by providing more comprehensive molecular data about each patient’s cancer and immune response. The Personalis® ImmunoID NeXT Platform® is designed to adapt to the complex and evolving understanding of cancer, providing its biopharmaceutical customers with information on all of the approximately 20,000 human genes, together with the immune system, from a single tissue or blood sample. The Personalis Clinical Laboratory is GxP aligned as well as CLIA’88-certified and CAP-accredited. For more information, please visit www.personalis.com and follow Personalis on Twitter (@PersonalisInc).

Forward-Looking Statements

The company has not completed the audit of its 2020 financial results nor filed its Annual Report on Form 10-K for the year ended December 31, 2020. As a result, all financial results described in this press release should be considered preliminary and are subject to change to reflect any necessary corrections or adjustments, or changes in accounting estimates, that are identified prior to completion of this audit and the company’s Annual Report on Form 10-K for the year ended December 31, 2020. Actual results could differ materially from these preliminary results.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance.  Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “estimate,” “expect,” “preliminary,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms.  These statements include, but are not limited to, statements regarding the company’s estimated revenues for the fourth quarter of 2020 and the full year of 2020, and preliminary cash, cash equivalents, and short-term investments as of December 31, 2020.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  These risks, uncertainties and other factors relate to, among others: additional adjustments to our expected fourth quarter of 2020 and full year 2020 revenue that may be identified during our regular financial closing and audit procedures and other developments, the timing and pace of new orders from customers; the launch of new products and product features; the timing of tissue, blood, and other specimen sample receipts from customers, which can materially impact revenue quarter over quarter and year over year; whether orders for the NeXT platform and revenues from biopharmaceutical customers will increase; the success of Personalis’ collaborations and partnerships; the success of the company’s international expansion plans; the evolution of cancer therapies and market adoption of the company’s services; the company’s expectations regarding future performance; and the COVID-19 pandemic, which may significantly impact the company’s business and operations and the business and operations of our customers and suppliers.  In addition, other potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the period ended September 30, 2020, and risk factors included within the registration statement on Form S-3 filed December 30, 2020.  All information provided in this release is as of the date of this press release, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date.  Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof.  Personalis undertakes no duty to update this information unless required by law.

Contacts:

Investor Relations Contact:

Caroline Corner

investors@personalis.com

415-202-5678

Media Contact:

Jennifer Havlek

pr@personalis.com

www.personalis.com

650-752-1300

PERSONALIS, INC.

PRELIMINARY REVENUE RESULTS (unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(preliminary)		(preliminary)
VA MVP	$12,556	$13,754	$56,154	$43,545
All other customers	7,620	4,400	22,494	21,662
Total	$20,176	$18,154	$78,648	$65,207

4